PVH Corp. to Exit Heritage Brands Business with Sale
of IZOD, Van Heusen, ARROW and Geoffrey Beene Brands to Authentic Brands Group
Company Reinforces Focus on Global Growth Brands Calvin Klein and TOMMY HILFIGER
NEW YORK--(BUSINESS WIRE)--June 23, 2021-- PVH Corp. [NYSE:PVH], announced today that it has entered into a definitive agreement to sell certain intellectual property and other assets of its Heritage Brands business to Authentic Brands Group (ABG) and will exit its Heritage Brands business. The cash purchase price for the transaction is approximately $220 million, subject to customary adjustment. The transaction includes the IZOD, Van Heusen, ARROW and Geoffrey Beene brand trademarks.
The transaction, which is expected to close in the third quarter of PVH’s 2021 year, is subject to customary closing conditions, including regulatory approval.
Stefan Larsson, Chief Executive Officer, PVH Corp. commented, “This was a difficult decision, as we recognize that our Heritage Brands business provided the resources that laid the foundation and gave us the opportunity to build PVH into one of the largest fashion companies in the world today. We have been proactively optimizing our Heritage Brands business over the past few years, while focusing on allocating resources to higher-return businesses to maximize shareholder value.  We believe ABG is well positioned to develop and invest in these brands for their future success.”
Mr. Larsson continued: "We continue to execute on our accelerated recovery priorities across our businesses globally. This transaction reflects our commitment to driving our next chapter of sustainable, profitable growth – focused on the Calvin Klein and TOMMY HILFIGER  brands, our international markets, driving product strength with increased pricing power and margin expansion, and winning in the marketplace through super-charging e-commerce.”
Jamie Salter, Founder, Chairman and CEO of ABG, said, “It’s exciting to welcome the storied Heritage Brands into the ABG portfolio. We intend to leverage our global partner network and brand development expertise to continue the good work PVH has done in creating a sustainable licensing business for the brands.”
PVH will continue to own and operate the intimates and underwear businesses, led by Warner’s, as well as continue to operate the dress shirts and neckwear business.
Centric Brands and United Legwear & Apparel Company have been granted licenses to operate parts of the IZOD, Van Heusen and ARROW sportswear businesses.
PJ Solomon is serving as exclusive financial advisor to PVH on the transaction. Wachtell, Lipton, Rosen & Katz is acting as legal advisor.

About PVH Corp.
PVH is one of the world’s largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein, TOMMY HILFIGER and our Heritage Brands. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That's the Power of Us. That’s the Power of PVH.

For more information, visit PVH.com
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PVH Investor inquiries:
Dana Perlman
(212) 381-3502
investorrelations@pvh.com

PVH Press Inquiries:
Samantha Critchell
(212) 381-3566 (o)
(917) 587-0568 (m)
communications@pvh.com

About Authentic Brands Group
Authentic Brands Group (ABG) is a brand development, marketing and entertainment company, which owns a portfolio of global media, entertainment and lifestyle brands. Headquartered in New York City, ABG elevates and builds the long-term value of more than 30 consumer brands and properties by partnering with best-in-class manufacturers, wholesalers and retailers. Its brands have a global retail footprint across the luxury, specialty, department store, mid-tier, mass and e-commerce channels and in more than 6,000 freestanding stores and shop-in-shops around the world.

ABG is committed to transforming brands by delivering compelling product, content, business and immersive experiences. It creates and activates original marketing strategies to drive the success of its brands across all consumer touchpoints, platforms and emerging media. ABG’s portfolio of iconic and world-renowned brands includes Marilyn Monroe®, Elvis Presley®, Muhammad Ali®, Shaquille O'Neal®, Dr. J®, Greg Norman®, Neil Lane®, Thalia®, Sports Illustrated®, Eddie Bauer®, Spyder®, Volcom®, Airwalk®, Nautica®, IZOD®**, Forever 21®, Aéropostale®, Juicy Couture®, Vince Camuto®, Lucky Brand®, Nine West®, Jones New York®, Frederick's of Hollywood®, Adrienne Vittadini®, Van Heusen®**, Tretorn®, Tapout®, Prince®, Vision Street Wear®, Brooks Brothers®, Barneys New York®, Judith Leiber®, Herve Leger®, Frye®, Hickey Freeman®, Hart Schaffner Marx®, Thomasville®, Drexel® and Henredon®. 2021E*, Pending acquisition in Q3 2021**.

For more information, visit authenticbrands.com.

Follow ABG on Twitter, LinkedIn and Instagram.

ABG Press Inquiries:
Haley Steinberg
814-882-2913
Hsteinberg@authenticbrands.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to PVH Corp.’s (the “Company”) future plans objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the regulatory approval required for the transaction that is the subject of this press release is not obtained or is obtained subject to conditions that are not anticipated; (iii) that other conditions to the closing of the transaction are not satisfied; (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (v) uncertainties as to the timing of the transaction; (vi) unexpected costs, charges or expenses resulting from the transaction; (vii) litigation relating to the transaction; (viii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).